Exhibit 99.1

Discovery Labs Provides Second Quarter 2009 Financial Results and Business Strategy Update

Warrington, PA — July 29, 2009 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today is announcing financial results for the second quarter ended June 30, 2009 and is providing an update on its strategic business activities.  The Company will host a conference call today at 10:00 AM EDT.  The call-in number is 866-332-5218.

For the quarter ended June 30, 2009, the Company reported a net loss of $7.9 million (or $0.07 per share) on 112.7 million weighted average common shares outstanding compared to a net loss of $10.2 million (or $0.11 per share) on 96.7 million weighted average common shares outstanding for the same period in 2008. For the six months ended June 30, 2009, the Company reported a net loss of $16.9 million (or $0.16 per share) on 107.4 million weighted average common shares outstanding compared to a net loss of $19.9 million (or $0.21 per share) on 96.7 million weighted average common shares outstanding for the same period in 2008. Included in the net loss for the second quarter and six months ended June 30, 2009, is $1.0 million and $1.8 million, respectively, associated with stock based compensation under FASB Statement of Financial Accounting Standards No. 123(R) (FAS No. 123(R)).

As of June 30, 2009, the Company had cash and marketable securities of $23.4 million, representing an increase of $4.3 million over the previous quarter ended March 31, 2009, primarily due to the receipt of (i) net proceeds of $10.5 million from the issuance in a registered direct public offering of 14.0 million shares of common stock and warrants to purchase 7 million shares, and (ii) aggregate proceeds of $2.0 million from the issuance of 2.1 million shares of common stock pursuant to financings under the Company’s Committed Equity Financing Facilities (CEFFs), offset by $7.3 million used for operating activities and $0.9 million used for debt service.

Robert J. Capetola, Ph.D., President and Chief Executive Officer of Discovery Labs, commented, “We are developing our KL4 surfactant technology to improve respiratory critical care medicine.  We believe our proprietary synthetic surfactant technology platform makes it possible, for the first time, to develop a significant pipeline of products to treat a wide range of respiratory diseases in pediatric and adult patient populations.  Our top priority is to secure strategic alliance partners and access capital to advance our KL4 surfactant pipeline and maximize shareholder value. We are centering this initiative on our most advanced pipeline programs, Surfaxin LS™ and Aerosurf®, which have the potential to greatly improve the management of RDS.

The pharmacology of our KL4 surfactant technology was convincingly demonstrated in Surfaxin® Phase 3 clinical trials for the prevention of respiratory distress syndrome (RDS) in premature infants. We plan to leverage this established pharmacology and robust clinical experience to minimize development risk for Surfaxin LS and Aerosurf to treat patients with RDS. We believe that the RDS patient population is greatly underserved due to the inherent limitations of the current standard of care.  Aerosurf is an aerosolized formulation of our KL4 surfactant that has the potential to reduce or eliminate invasive mechanical ventilation in a significant number of RDS infants. Aerosurf is intended to expand the availability of surfactant therapy to a much larger population of premature infants. We believe the successful development and commercialization of Surfaxin LS and Aerosurf have the potential, over time, to significantly expand the total RDS market from a current estimate of approximately $200 million to a worldwide annual market opportunity approaching $1 billion.”

The Company’s KL4 pipeline programs, which employ its synthetic KL4 surfactant technology and Capillary Aerosolization Technology platform, are focused on the following respiratory disease targets:

•
Respiratory Distress Syndrome – RDS is one of the most common, potentially life-threatening disorders, with more than 500,000 low-birth-weight premature infants at risk globally each year. However today, fewer than 200,000 infants receive surfactant therapy (with animal-derived surfactants) because healthcare practitioners try to avoid the risks associated with intubation and mechanical ventilation which are presently required for surfactant administration. If the risk of intubation and mechanical ventilation could be reduced or eliminated, the surfactant-eligible RDS patient population could be significantly expanded.  Discovery Labs advanced-staged RDS programs include:

o
Surfaxin LS is a lyophilized (dry powder) formulation of KL4 surfactant that is reconstituted to a liquid immediately prior to administration. This formulation is intended to improve product flexibility and ease of use for healthcare practitioners, eliminate the need for cold-chain storage, and exhibits characteristics that may further improve product clinical performance. To prepare for a Phase 2/3 clinical global registration program, the Company is planning to engage U.S. and European regulatory authorities this year. The Company intends to initiate a clinical program upon securing appropriate strategic alliances and necessary capital.

o
Aerosurf is KL4 surfactant in aerosolized form using the Company’s proprietary Capillary Aerosolization Technology.  Presently, surfactant treatment for neonatal RDS requires administration through an endotracheal tube and, although life-saving, the invasiveness of this method often results in serious respiratory conditions and complications.  Aerosurf, if approved, holds the promise to significantly expand the use of KL4 surfactant therapy by providing neonatologists with a novel means of administration without invasive endotracheal intubation and mechanical ventilation.  The Company has met with and received guidance from the FDA with respect to the design of its planned Phase 2 clinical program. The Company intends to initiate a clinical program upon securing appropriate strategic alliances and necessary capital.

o
Surfaxin, the Company’s first KL4 surfactant product candidate, has demonstrated clinically meaningful survival and morbidity-lessening advantages versus animal-derived comparator surfactants (current standard of care). After receiving a Complete Response Letter from the FDA in April 2009, the Company plans to further engage the FDA to clearly understand the remaining requirements for Surfaxin approval; specifically, whether approval can be gained without conducting additional clinical trials. If the FDA requires additional clinical experience, the Company will assess whether such an investment would be prudent. The Company also plans on discussing with the FDA its continuing quality improvement initiatives intended to further optimize its fetal rabbit biological activity test (BAT), which serves as one of many analytical QC tests for Surfaxin and the Company’s other KL4 pipeline programs.  Depending upon the outcome of these interactions with the FDA, the Company will determine the ultimate path for Surfaxin including, if warranted, pursuing formal dispute resolution procedures.

•
Acute Respiratory Failure (ARF)/Acute Lung Injury (ALI) – ARF and ALI are severe respiratory conditions associated with prolonged critical care intervention, including mechanical ventilation. Both of these serious medical conditions entail severe surfactant dysfunction.  No medications are currently approved for these debilitating conditions.

o
ARF typically occurs following a serious respiratory infection, such as influenza or respiratory syncytial virus (RSV).  The Company is conducting a Phase 2 ARF clinical trial to determine whether Surfaxin improves lung function and reduces duration of mechanical ventilation in children diagnosed with ARF following a viral infection. Presently, enrollment is approximately 75% complete and the Company believes enrollment will be completed in the first quarter of 2010, with top-line results becoming available shortly thereafter.

o
ALI is typically associated with severe respiratory infections, certain major surgeries, and lung injury including mechanical ventilator induced lung injury. The Company and a leading academic center are presently conducting a preclinical assessment to determine the potential utility of aerosolized KL4 surfactant in the prevention and treatment of ALI.

Hospitalization for influenza and other viral infections, including the pandemic H1N1 virus, is associated with high mortality, morbidity and significant healthcare cost. The Company believes that its KL4 surfactant technology may provide a novel solution for patients that require critical care intervention following exposure to viral pathogens. The Company has met with U.S. Government officials to explore whether funding can be obtained to accelerate development of these programs in light of concerns regarding pandemic risk.

•
Cystic Fibrosis (CF) – CF is characterized by a genetic mutation that results in the production of thick, viscous mucus that is difficult to clear from the airways and typically leads to life-threatening respiratory infections. Preclinical and exploratory clinical studies suggest that therapeutic surfactants may improve lung function by loosening mucus and making it easier to clear.  Aerosolized KL4 surfactant is being evaluated in an investigator-initiated Phase 2a clinical trial in CF patients. The trial is being conducted at The University of North Carolina and is funded primarily through a grant provided by the Cystic Fibrosis Foundation.  The trial has been designed to assess the safety, tolerability and short-term effectiveness (via improvement in mucociliary clearance) of aerosolized KL4 surfactant in CF patients. The results from this trial are anticipated in first quarter 2010.

Financial Information - Continued:

The Company is actively assessing various strategic and financial alternatives to secure necessary capital and advance its KL4 respiratory pipeline programs to maximize shareholder value. The Company prefers to accomplish these objectives through strategic alliances. Although the Company is presently actively engaged in discussions regarding several potential strategic alliances, there can be no assurance that any such strategic alliance or other financing alternatives can be successfully concluded.

Until any such strategic alliances or other financing alternatives are successfully secured, the Company has taken actions to conserve its financial resources by predominantly curtailing investments in its pipeline programs. The Company anticipates that its estimated cash outflow for the second half of 2009 will be approximately $13 million, before taking into account any strategic alliances and or financing alternatives.

The Company currently has two CEFFs that (subject to certain conditions, including price and volume limitations) may allow the Company to raise additional capital to support its business plans.  As of June 30, 2009, there were approximately 12.9 million shares (not to exceed an aggregate of $23.0 million) available for issuance under the December 2008 CEFF, provided that the volume-weighted average price per share on each trading day in the draw-down period must be at least equal to the greater of $0.60 or 90% of the closing market price on the trading day immediately preceding the draw-down period. Under the May 2008 CEFF, as of June 30, 2009, there were approximately 13.3 million shares (not to exceed an aggregate of $52.3 million) available for issuance, provided that the average price on each trading day in the draw-down period must be at least equal to the greater of $1.15 or 90% of the closing market price on the trading day immediately preceding the draw-down period.

As of June 30, 2009, the Company had $10.3 million outstanding under its loan with Novaquest, a strategic investment group of Quintiles Transnational Corp. The outstanding principal and all accrued interest is due and payable on April 30, 2010. The Company is pursuing restructuring the terms of this loan with Novaquest and assessing alternative means of financing its payment; however, there can be no assurance that any such restructuring will occur or financing alternatives will be obtained.

Also, as of June 30, 2009, the company had $1.4 million outstanding under its secured credit facility with GE Business Financial Services Inc., and $0.5 million outstanding under the Machinery and Equipment Loan Fund with the Commonwealth of Pennsylvania Department of Community and Economic Development (MELF).  Of this $1.9 million outstanding debt, $1.2 million was classified as a current liability and $0.7 million as a long-term liability. Debt service for the second quarter 2009 was $0.9 million and is expected to decrease to $0.7 million in the third quarter and $0.2 million in the fourth quarter. After giving effect to planned principle payments, the loan balance outstanding with GE is expected to be $0.8 million and $0.6 million for the third and fourth quarters, respectively.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 to be filed with the Securities and Exchange Commission, which includes further detail on the Company’s business plans and operations, financial condition and results of operations.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 Surfactant Technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations. In addition, Discovery Labs’ proprietary Capillary Aerosolization Technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration. Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including without limitation, any relating to the second half of the Company’s fiscal year, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are: risks relating to the rigorous regulatory requirements required for approval of any drug or drug-device combination products that Discovery Labs may develop, including that: (i) Discovery Labs and the U.S. Food and Drug Administration (FDA) or other regulatory authorities will not be able to agree on the matters raised during regulatory reviews, or Discovery Labs may be required to conduct significant additional activities to potentially gain approval of its product candidates, if ever, (ii) the FDA or other regulatory authorities may not accept or may withhold or delay consideration of any of Discovery Labs’ applications, or may not approve or may limit approval of Discovery Labs’ products to particular indications or impose unanticipated label limitations, and (iii) changes in the national or international political and regulatory environment may make it more difficult to gain FDA or other regulatory approval; risks relating to Discovery Labs’ research and development activities, including (a) time-consuming and expensive pre-clinical studies, clinical trials and other efforts, which may be subject to potentially significant delays or regulatory holds, or fail, and (b) the need for sophisticated and extensive analytical methodologies, including an acceptable biological activity test, if required, as well as other quality control release and stability tests to satisfy the requirements of the regulatory authorities; risks relating to Discovery Labs’ ability to develop and manufacture drug products and capillary aerosolization systems for clinical studies, and, if approved, for commercialization of drug and combination drug-device products, including risks of technology transfers to contract manufacturers and problems or delays encountered by Discovery Labs, its contract manufacturers or suppliers in manufacturing drug products, drug substances and capillary aerosolization systems on a timely basis or in an amount sufficient to support Discovery Labs’ development efforts and, if approved, commercialization; risks that (a) market conditions, the competitive landscape or otherwise, may make it difficult to launch and profitably sell products, (b) Discovery Labs may be unable to identify potential strategic partners or collaborators to market its products, if approved, in a timely manner, if at all, and (c) Discovery Labs’ products will not gain market acceptance by physicians, patients, healthcare payers and others in the medical community; the risk that Discovery Labs or its strategic partners or collaborators will not be able to attract or maintain qualified personnel; the risk that Discovery Labs will not be able in a changing financial market to raise additional capital or enter into strategic alliances or collaboration agreements, or that the ongoing credit crisis will adversely affect the ability of Discovery Labs to fund its activities, or that additional financings could result in substantial equity dilution; the risk that Discovery Labs will not be able to access credit from its committed equity financing facilities, or that the share price at which Discovery Labs may access the facilities from time to time will not enable Discovery Labs to access the full dollar amount potentially available under the facilities; the risk that Discovery Labs will be unable to maintain The Nasdaq Global Market listing requirements, causing the price of Discovery Labs’ common stock to decline; the risk that recurring losses, negative cash flows and the inability to raise additional capital could threaten Discovery Labs’ ability to continue as a going concern;  the risks that Discovery Labs may be unable to maintain and protect the patents and licenses related to its products, or other companies may develop competing therapies and/or technologies, or health care reform may adversely affect Discovery Labs; risks of legal proceedings, including securities actions and product liability claims; risks relating to reimbursement and health care reform; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
Lisa Caperelli, Investor Relations
215-488-9413

Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2009	2008	2009	2008

Revenue	$--	$2,500	$--	$4,550

Operating expenses: (1)
Research and development	5,052	7,439	10,659	14,670
General and administrative	2,592	5,076	5,688	9,582
Total expenses	7,644	12,515	16,347	24,252

Operating loss	(7,644)	(10,015)	(16,347)	(19,702)

Other income / (expense)	(264)	(200)	(561)	(227)
Net loss	$(7,908)	$(10,215)	$(16,908)	$(19,929)
Net loss per common share	$(0.07)	$(0.11)	$(0.16)	$(0.21)

Weighted average number of common shares outstanding	112,712	96,691	107,433	96,670

(1)
Expenses include a charge for stock-based employee compensation in accordance with the provisions of FAS 123(R). For the three and six months ended June 30, 2009, the charges associated with FAS 123(R) were $1.0 million ($0.3 million in R&D and $0.7 million in G&A) and $1.8 million ($0.4 million in R&D and $1.4 million in G&A), respectively. For the three and six months ended June 30, 2008, the charges associated with FAS 123(R) were $1.2 million ($0.4 million in R&D and $0.8 million in G&A) and $2.2 million ($0.7 million in R&D and $1.5 million in G&A), respectively.

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
ASSETS	(unaudited)
Current Assets:
Cash and marketable securities	$23,377	$24,792
Receivables, prepaid expenses and other current assets	247	625
Total Current Assets	23,624	25,417

Property and equipment, net	5,285	5,965
Restricted Cash	400	600
Other assets	631	907

Total Assets	$29,940	$32,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,850	$2,111
Accrued expenses	4,253	5,313
Loan payable, including accrued interest (2)	10,291	-
Equipment loan and other liabilities	1,160	2,442
Total Current Liabilities	17,714	9,866

Long-Term Liabilities:
Loan payable, including accrued interest	-	10,128
Equipment loan and other liabilities	1,427	1,962
Total Liabilities	19,141	21,956

Stockholders' Equity	10,959	10,933
Total Liabilities and Stockholders' Equity	$29,940	$32,889

(2)	The loan from NovaQuest is due and payable on April 30, 2010.